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		    Annual Statement of Compliance


March 20, 2000

Subject: C-BASS Mortgage Loan Asset Backed Certificates,
Series 1999-CB5

To Whom It May Concern:

The undersigned officer of Litton Loan Servicing LP (successor in interest to Litton Loan Servicing, Inc.) certifies that a review of the servicing activity for the year ended December 31, 1999 has been completed and that there were no defaults or exceptions to the requirements of the subject agreement between the above-listed parties. Litton Loan Servicing LP hereby certifies that:

1.	All ad valorem taxes have been paid when due and without
        penalty to the Trust.

2.	All assessments and ground rents of whatsoever kind or
        nature have been paid so as to prevent their taking priority to the purchase money lien or lien to which the trust is entitled.

3.	All casualty insurance has been paid without lapse in coverage and in an amount sufficient to prevent the application of a co-insurance clause.

4.	In compliance with the terms of the agreement, flood insurance as required by the National Flood Insurance Act of 1994, P.L. 103-325 511, if any, has been maintained without lapse.

5.	Errors and Omissions Insurance is enforced in amounts
        sufficient to meet the requirements of Federal National
        Mortgage Association, Federal Home Loan Mortgage Corporation and the terms of the subject agreement.

6.	Litton Loan Servicing LP has timely filed the required IRS
        informational returns including the forms 1098, 1099(A), and those required by code sections 6050(h)(j)(p) for the year ended December 31, 1999.

7.	Litton Loan Servicing LP has not committed any act or omitted to act in any manner that would cause the trust to lose the REMIC tax treatment or be taxed on a prohibited transaction.

8.	All other terms and requirements of the Servicing Agreement
        between the above parties have been complied with except as noted on the attachment to this letter, if any.


Litton Loan Servicing LP

/s/ Janice McClure
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Janice McClure
Senior Vice President
March 20, 2000